Exhibit 10.1

Annual Incentive Payment Criteria for Executive Officers

(Effective for Awards in 2018 in Respect of 2017 and for Subsequent Years)

Annual Incentives for executive officers, including the CEO, are primarily based on an assessment of Company performance relative to key financial objectives. Each senior executive has an annual incentive target. A performance factor is applied to each of their targets to generate their initial annual incentive award.

An initial performance factor is determined under the annual incentive program using three equally-weighted performance metrics: (i) earnings per share, or EPS, on an adjusted operating income (AOI) basis, measured relative to the Company’s EPS guidance range, (ii) growth in EPS, measured year-over-year, and (iii) return on equity, or ROE, relative to the median ROE of the North American Life Insurance subset of the compensation peer group.

These reported financial metrics are adjusted for certain items to more appropriately reflect the operating performance of the Company’s businesses and to take into account certain financial market performance factors relative to the assumptions used in establishing the Company’s performance targets. Items excluded from the reported AOI data include:

1.	Market unlocks.

2.	Actuarial assumption updates.

3.	Merger and acquisition activity including divestitures, integration and one-time costs.

4.	Accounting changes not included in guidance.

5.	AOI on specified classes of non-coupon investments outside of a range of -10% to +10% of the earnings on these investments that are included in the Company’s EPS guidance range.

6.	Other items not considered representative of the results of operations for the period or not included in guidance.

The Committee may exercise negative discretion to reduce the performance factor based on such considerations as:

•	Risk and compliance performance.

•	Credit and insurance rating downgrades.

•	Adequacy of capital ratios.

Finally, the Committee may consider additional quantitative and qualitative considerations to determine the final performance factor, including:

•	Business drivers, i.e., net flows, sales growth, persistency, etc.

•	Employee measures, including employee engagement survey results, talent management and diversity.

•	Other considerations such as share price performance for the year and projected changes in peer pay levels.

The primary driver of the actual annual incentive awards made to the executive officers is the final performance factor. The Committee considers individual performance and contributions in determining the final award. Awards are subject to the Company’s “Clawback” Policy.

If an executive retires or in certain other cases of termination of employment, the Committee may award an annual incentive payment to the executive for contributions during the year in which the executive’s employment ended.

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“Adjusted operating income”, or “AOI”, referred to above, differs from, and should not be viewed as a substitute for, income from continuing operations or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its businesses. EPS referred to above is determined on the basis of after-tax AOI. ROE referred to above is determined on the basis of after-tax AOI divided by average equity. Average equity excludes accumulated other comprehensive income, the cumulative effect of foreign currency exchange rate remeasurement, and currency translation adjustments corresponding to realized investment gains and losses.